Exhibit 99.1
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290
News Release
HEALTHCARE REALTY TRUST ANNOUNCES STOCK REPURCHASE AUTHORIZATION

NASHVILLE, Tennessee, June 1, 2023 - Healthcare Realty Trust Incorporated (NYSE:HR) (the “Company”) today announced that its board of directors has authorized the repurchase of up to $500 million of the company’s Class A common stock. Repurchases may be made at management’s discretion from time to time on the open market, through privately negotiated transactions, or by other means, in accordance with applicable securities laws. The timing and total amount of stock repurchases will depend on business, economic, and market conditions, as well as regulatory requirements, prevailing stock prices, and other considerations. Share repurchases are expected to be funded on a leverage neutral basis with proceeds from asset sales.

“We are committed to prudently allocating capital to create value for our shareholders. We expect to further refine our portfolio through asset sales to increase our focus on key markets where we have the greatest potential for scale, concentrated clusters, and strong relationships that drive internal growth. This authorization represents the confidence we have in our business and strategy to drive long term growth, which we believe is not reflected in the current market valuation,” said Todd Meredith, the Company’s President and CEO.

The board’s authorization expires on May 31, 2024, and may be suspended or discontinued at any time and does not obligate the company to acquire any amount of Class A common stock. The Company does not intend to use debt to fund the share repurchase program.

Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of March 31, 2023, the Company was invested in over 700 real estate properties totaling more than 40 million square feet and provided leasing and property management services to over 35 million square feet nationwide.

Additional information regarding the Company can be found at www.healthcarerealty.com.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2022 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.